Exhibit 16.1

Sherb & Co., LLP
Certified Public Accountants
February 25, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Genesis Pharmaceuticals Enterprises, Inc. (formerly Genesis Technology Group, Inc.)
        Commission File No. 333-86347

Dear Sir/Madam:

We have read Item 4.01(a) of the current report on Form 8-K dated February 25, 2008, of Genesis Pharmaceuticals Enterprises, Inc. (former Genesis Technology Group, Inc.), attached, and are in agreement with the statements made with respect to information provided regarding Sherb & Co., LLP. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ Sherb & Co., LLP

February 25, 2008
Boca Raton, Florida